EXHIBIT 2.1

AMENDMENT NO. 3

TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 3 to the Agreement and Plan of Merger (the “Amendment”) is entered into as of March 31, 2005 to amend the Agreement and Plan of Merger dated January 9, 2005, as amended by Amendment No. 1 to Agreement and Plan of Merger (“Amendment No. 1”) dated February 3, 2005, and as further amended by Amendment No. 2 to Agreement and Plan of Merger (“Amendment No. 2”) dated March 22, 2005, by and among Antero Resources Corporation, a Delaware corporation (the “Company”), XTO Energy Inc., a Delaware Corporation (“Parent”), XTO Barnett Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”) and XTO Barnett LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“LLC Sub”). The Agreement and Plan of Merger as amended by Amendment No. 1 and Amendment No. 2 is referred to herein as the “Merger Agreement”. Capitalized terms used in this Amendment and not otherwise defined have the meanings given them in the Merger Agreement.

Recitals:

WHEREAS, the Company, Parent, Merger Subsidiary and LLC Sub are parties to the Merger Agreement pursuant to which Merger Subsidiary will be merged with and into the Company (the “Merger”) “), and immediately thereafter the Company shall be merged with and into LLC Sub (the “LLC Sub Merger”), with LLC Sub continuing as the surviving entity and wholly owned subsidiary of Parent;

WHEREAS, Parent has agreed, as a portion of the merger consideration, to issue 10,000,000 shares of Parent Common Stock and Warrants to purchase 1,500,000 shares of Parent Common Stock;

WHEREAS, Parent has declared a four-for-three stock split on the Parent Common Stock to be distributed to its stockholders on March 15, 2005 (the “2005 Stock Split”);

WHEREAS, the number of shares of Parent Common Stock issuable in the Merger and subject to the Warrants after adjustment to reflect the 2005 Stock Split shall be 13,333,333 and 2,000,000, respectively; and

WHEREAS, the Company, Parent, Merger Subsidiary and LLC Sub each desire to amend the Merger Agreement to reflect the effect of the stock split (and any other stock split or stock dividend effected by Parent prior to the Effective Time) on the Parent Stock Merger Consideration and Parent Warrant Merger Consideration as set forth below.

Agreement:

NOW THEREFORE, in consideration of the premises and for good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS

1.1 Parent Stock Merger Consideration. Section 2.10(a)(ii) of the Merger Agreement shall be amended and restated in its entirety as follows:

“(ii) 10,000,000 shares (as such number of shares shall be adjusted to reflect any stock dividend, stock split or similar recapitalization effected by Parent after January 9, 2005 and prior to the Effective Time) of duly issued Parent Common Stock (the “Parent Merger Stock Consideration”) subject to adjustment as applicable pursuant to Section 2.15; and”

1.2 Parent Warrant Merger Consideration. Section 2.10(a)(iii) of the Merger Agreement shall be amended and restated in its entirety as follows:

“(iii) Warrants to purchase a total of 1,500,000 shares (as such number of shares shall be adjusted to reflect any stock dividend, stock split or similar recapitalization effected by Parent after January 9, 2005 and prior to the Effective Time) of Parent Common Stock (the “Parent Warrant Merger Consideration”).”

1.3 Tax-Related Adjustments. Section 2.15 of the Merger Agreement shall be amended and restated in its entirety as follows:

“2.15 Tax-Related Adjustments. Notwithstanding anything in this Agreement to the contrary, to preserve the status of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code, if, based upon the closing price of the Parent Common Stock as reported on the New York Stock Exchange (the “NYSE”) on the Business Day immediately preceding the Effective Time, the Parent Stock Merger Consideration would be less than 43% (or such lesser percentage as would preserve the status of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code) of the sum of the Adjusted Cash Merger Consideration plus the positive value of the Parent Stock Merger Consideration plus the positive value of the Parent Warrant Merger Consideration, then, at the option of the Company, Parent will (a) increase the number of shares of Parent Common Stock included in the Parent Stock Merger Consideration and (b) decrease the amount of the Adjusted Cash Merger Consideration by an amount equal to (i) the number of shares added to Parent Common Stock pursuant to subsection (a) above multiplied by (ii) $25.31 so that the aggregate value of the Parent Stock Merger Consideration, as determined based upon the closing price of the Parent Common Stock on the NYSE on the Business Day immediately preceding the Effective Time, is equal to 43% (or such lesser percentage as would preserve the status of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code) of the sum of the Adjusted Cash Merger Consideration plus the positive value of the Parent Stock Merger Consideration plus the positive value of the Parent Warrant Merger Consideration.”

1.4 Form Warrant Agreement. In the form Warrant Agreement, and the form Warrant attached thereto, included with the Merger Agreement as Exhibit C, all references to the aggregate number of shares of Parent Common Stock that may be purchased pursuant to such Warrant Agreement and Warrant shall be changed from 1,500,000 shares of Parent Common Stock to 2,000,000 shares of Parent Common Stock and all references to the per share exercise price therein shall be changed from $36.00 to $27.00.

1.5 Form Registration Rights Agreement. In the form Registration Rights Agreement included with the Merger Agreement as Exhibit E, the reference to 1,725,000 shares in Section 2(b)(i) shall be changed to 2,300,000 shares.

ARTICLE II

GENERAL

2.1 Entire Agreement. Except as expressly modified hereby, the Merger Agreement shall remain in full force and effect as originally executed and subsequently amended by Amendment No. 1 and Amendment No. 2 without amendment or modification. The Merger Agreement (which term shall be deemed to include the exhibits and schedules thereto and the other certificates, documents and instruments delivered thereunder) as modified by this Amendment, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter of the Merger Agreement as modified by this Amendment, the other Transaction Documents and the Confidentiality Agreement. There are no representations or warranties, agreements or covenants other than those expressly set forth in the Merger Agreement as modified by this Amendment, the other Transaction Documents and the Confidentiality Agreement.

2.2 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be considered an original for all purposes, and all of which when taken together shall constitute a single counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

COMPANY:

ANTERO RESOURCES CORPORATION

By:	/s/ GLEN C. WARREN, JR.
Name:	Glen C. Warren, Jr.
Title:	President, Chief Financial Officer and
Secretary

PARENT:

XTO ENERGY INC.

By:	/s/ VAUGHN O. VENNERBERG II
Name:	Vaughn O. Vennerberg II
Title:	Executive Vice President-Administration

MERGER SUBSIDIARY:

XTO BARNETT INC.

By:	/s/ VAUGHN O. VENNERBERG II
Name:	Vaughn O. Vennerberg II
Title:	President

LLC SUB:

XTO BARNETT LLC

By:	/s/ VAUGHN O. VENNERBERG II
Name:	Vaughn O. Vennerberg II
Title:	President

SIGNATURE PAGE TO

AMENDMENT NO. 3 TO

AGREEMENT AND PLAN OF MERGER